Frost National Bank
              Member: Cullen/Frost Bankers. A Family of Texas Banks

October 25, 1995

Larry Secrest
Scientific Measurement Systems, Inc.
2209 Donley Dr.
Austin, TX 78758

Dear Mr. Secrest:

This letter will evidence the agreement between The Frost National Bank ("Frost" or "Bank"), and Scientific Measurement Systems, Inc. ("Company" or "Borrower") for a loan in the principal amount of Eighty Thousand Dollars ($80,000) representing a term renewal of the Company's revolving line of credit.
Such term loan to be structured as follows:

Amount            $80,000 Term Loan ("the Loan")

Term:             120 days, maturing February 22, 1996

Interest Rate:    11% fixed calculated on the basis of a year of 360 days

Advances:         None.

Repayment:        Interest only due monthly; outstanding principal  and accrued, unpaid interest due in full at maturity

Collateral:       First priority lien on all Accounts Receivable


Collateral Maintenance Agreement: The "Loan" will be subject to the eligible accounts receivable being equal to or in excess of $100,000.00. Eligible accounts receivable are defined as contract and/or scanning receivables as those billed in domestic trade of Borrower and remaining unpaid 60 days or less from their respective invoice dated (30 Days Past Due). Eligible receivables do not include receivables due from affiliated or related entities. In addition, the entire amount of an account receivable with 10% (or greater) of the balance outstanding 90 days from original invoice will be excluded.






       Frost National Bank, Post Office Box 1727 Austin, Texas 78787-1787



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Conditions to the Commitment:

For the term of the loan (and any renewals or other extensions), the following conditions shall apply:

1. Company will pay 100% of all fees for present and future lien filings, title searches or other expenses of the Bank.

2. company will provide monthly unaudited financial statements (including balance sheets, income statements and other financial statements as may be required by the Bank), within 30 days of each month end.

3. Company will provide quarterly 10Q reports and annual 10K reports when filed by Borrowers.

4. Company will deliver to the Bank all additional documents and instruments requested by the Bank from time to time in connection with the loan including without limitation appropriate corporate resolutions, security agreements, and financing statements as may be reasonably requested by the Bank.

5. Company will deliver to the Bank all additional documents and instruments requested by the Bank from time to time in connection with the loan including without limitation appropriate corporate resolutions, security agreements, and financing statements as may be reasonably requested by the Bank.

6. Bank will not initially require but shall retain the right to require that Borrower establish a lock box cash collateral account for the collection of accounts receivable.

NOTICE TO BORROWER

For the purpose of this notice, the term "Written Agreement" shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.




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Please acknowledge your acceptance to this agreement by affixing your signing in the space provided below. Should you have any questions regarding this matter, please contact me at (512) 473-4844.

Sincerely,

/s/ Kerry L. Wiggins

Kerry L. Wiggins
Senior vice President



ACCEPTANCE:

Scientific Measurement Systems, Inc.

By: /s/ Larry Secrest
    ------------------------
    Larry Secrest, President

Date:  October 27, 1995



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